Exhibit 5.1

[—], 2014

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Blvd. West

Laval, Quebec

H7L 4A8

Dear Sirs/Mesdames:

Re:	Offer to acquire all of the issued and outstanding common stock of Allergan, Inc.

We acted as Canadian counsel to Valeant Pharmaceuticals International, Inc. (the Company), a corporation organized under the laws of the Province of British Columbia, Canada, in connection with an offer (the Offer) to be made by the Company to acquire all of the issued and outstanding common stock including the associated rights to purchase preferred stock (collectively, the Allergan Common Stock) of Allergan, Inc. (Allergan), other than those already owned by the Company. We understand that the Company intends to file a Registration Statement on Form S-4 with exhibits thereto (the Registration Statement) under the U.S. Securities Act of 1933, as amended (the Act), and the rules and regulations thereunder, relating to, among other things, the registration of additional common shares in the capital of the Company (the Shares) which may be issued from treasury by the Company pursuant to the Offer, a February 25, 2014 letter agreement with Pershing Square Capital Management, L.P. as amended by a May 30, 2014 letter agreement (the Pershing Square Agreement) and a second-step merger of the Company and Allergan following the completion of the Offer (the Second-Step Merger).

In connection with the opinions expressed herein, we have reviewed the Registration Statement, considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary. In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

As to certain matters of fact, we have relied exclusively upon a certificate of an officer of the Company dated June 18, 2014. With respect to the number of Shares to be issued we have relied on the description being made in the Registration Statement. Our opinions herein pertain solely to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

On the basis of the foregoing, we are of the opinion that:

1.	all necessary corporate action has been taken by the Company to authorize the issuance of the Shares pursuant to the Offer, the Pershing Square Agreement and the Second-Step Merger; and

2.	the Shares, when issued pursuant to the Offer, the Pershing Square Agreement and the Second-Step Merger, in each case in accordance with their respective terms, will be outstanding as validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission (the SEC) promulgated thereunder.

The opinions expressed herein are provided solely for your benefit in connection with the filing of the Registration Statement with the SEC and may not be relied on for any other purpose or by any other person.

Yours very truly,